INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
                        COMPUTATIONS OF EARNINGS PER SHARE (1)


                                          THREE MONTHS ENDED
                                               MARCH 31,
                                    -------------------------------

                                         1997             1996
                                       --------         --------
     PRIMARY

     Weighted average shares
       outstanding during
       the period                       16,385           16,160

     Shares issuable upon assumed
       exercise of stock options
       and warrants, less amounts
       assumed repurchased under
       the treasury stock method(2)        946
                                       -------          -------

     Total common shares and
       common share equivalents         17,331           16,160
                                       =======          =======

     Net income (loss)                  $1,659          ($1,109)
                                       =======          =======

     Primary per share amount            $0.10           ($0.07)
                                       =======          =======

     FULLY DILUTED(3)

     Total common shares and
       common share equivalents         17,331           16,160

     Additional shares issuable
       upon assumed exercise of
       stock options and warrants,
       less amounts assumed
       repurchased under the
       treasury stock method(2)        -------          -------

     Total                              17,331           16,160
                                       =======          =======

     Net income (loss)                  $1,659          ($1,109)
                                       =======          =======

     Fully diluted per share amount      $0.10           ($0.07)
                                       =======          =======



     (1) Weighted average share and dollar amounts, except per share amounts, are stated in thousands.

     (2) Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrants, APB Opinion No. 15, paragraph 36. The options and warrants are antidilutive in 1996 and are not included in the calculation.

     (3) This calculation is submitted in accordance with 17 CPR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.